FORM OF

AMENDMENT NUMBER 2

TO THE

INVESTMENT MANAGEMENT AGREEMENT

This AMENDMENT NUMBER 2 (the “Amendment”), amends that certain INVESTMENT MANAGEMENT AGREEMENT, by and between Hartford Funds Management Company, LLC (the “Adviser”) and The Hartford Mutual Funds, Inc. (“HMF”), on its own behalf and on behalf of each series listed on Schedule A hereto (each a “Portfolio” and collectively, the “Portfolios”), dated January 1, 2013 (the “Agreement”), and is effective as of March 1, 2024 (the “Effective Date”).

WHEREAS, the Adviser and HMF desire to amend Schedules A and B;

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	Pursuant to Section 14 of the Agreement, Schedules A and B are deleted in their entirety and replaced with the attached amended Schedules A and B to the Agreement.

2.	The changes to Schedules A and B of the Agreement reflected in this Amendment shall become effective as of the respective Effective Date reflected in this Amendment.

3.	Except as amended by this Amendment, the terms of the Agreement remain unchanged and may be further modified only by mutual written agreement of the parties and the approval of the Board of Directors.

4.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date first above written.

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:	Gregory A. Frost
Title:	Chief Financial Officer

THE HARTFORD MUTUAL FUNDS, INC.

on behalf of each of its series listed on
Schedule A

By:	Thomas R. Phillips
Title:	Vice President and Secretary

Schedule A

This Schedule A to that certain Investment Management Agreement by and between Hartford Funds Management Company, LLC and The Hartford Mutual Funds, Inc. is effective as of March 1, 2024.

List of Portfolios

THE HARTFORD MUTUAL FUNDS, INC.

ON BEHALF OF:

The Hartford Healthcare Fund

Hartford Low Duration High Income Fund (formerly, The Hartford Floating Rate High Income Fund)

The Hartford Municipal Opportunities Fund

The Hartford Small Company Fund

Schedule B

Fees

This Schedule B to that certain Investment Management Agreement by and between Hartford Funds Management Company, LLC and The Hartford Mutual Funds, Inc. is effective as of March 1, 2024.

As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly based upon the following annual rates calculated based on the average daily net asset value of the applicable Portfolio:

The Hartford Healthcare Fund

Average Daily Net Assets	Annual Rate
First $500 million	0.9000%
Next $500 million	0.8500%
Next $4 billion	0.8000%
Next $5 billion	0.7975%
Amount Over $10 billion	0.7950%

Hartford Low Duration High Income Fund (formerly, The Hartford Floating Rate High Income Fund)

Average Daily Net Assets	Annual Rate
First $1 billion	0.6000%
Next $4 billion	0.5500%
Amount Over $5 billion	0.5300%

The Hartford Municipal Opportunities Fund

Average Daily Net Assets	Annual Rate
First $500 million	0.3500%
Next $500 million	0.3000%
Next $1.5 billion	0.2900%
Next $2.5 billion	0.2850%
Amount Over $5 billion	0.2800%

The Hartford Small Company Fund

Average Daily Net Assets	Annual Rate
First $250 million	0.8500%
Next $250 million	0.8000%
Next $500 million	0.7500%
Next $500 million	0.7000%
Next $3.5 billion	0.6500%
Next $5 billion	0.6300%
Amount Over $10 billion	0.6200%

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